The Dow Chemical Company and Subsidiaries	EXHIBIT 10(i)

August 1, 1994

This document constitutes part of a prospectus covering securities that have been or will be registered under the Securities Act of 1933.

THE DOW CHEMICAL COMPANY

1994 NON-EMPLOYEE DIRECTORS’ STOCK PLAN

1.            Establishment and Purpose of the Plan

The Dow Chemical Company 1994 Non-Employee Directors’ Stock Plan (the “Plan”) is established upon the following terms and conditions. The purposes of the Plan are to advance the interests of The Dow Chemical Company (the “Company”) through the attraction, motivation and retention of qualified non-employee Directors; to provide a means for such Directors to increase their equity ownership of the Company; and to thereby more closely align their economic interests with those of the Company’s other stockholders.

2.            Definitions.

2.01        Annual Directors’ Fee:  The annual fee paid by the Company lo a non-employee Director for service as a Director, but not including meeting attendance fees, Board committee chairmanship fees, committee membership fees or expenses.

2.02        Award:  A grant of Options to an Awardee pursuant to Sections 6 and 7.

2.03        Awardee:  An Eligible Director to whom an Award is made.

2.04        Board of Directors:  The Board of Directors of the Company.

2.05        Change of Control: A change of control of the Company of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under cite Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if(a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or (b) during any period of two (2) consecutive years (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

2.06        Common Stock:  The Common Stock of the Company, par value $2.50 a share, or such other class or kind of share or other securities as may be applicable under Section 8.

2.07        Company:  The Dow Chemical Company, a Delaware corporation. or any successor to substantially all its business.

2.08        Date of Grant:  The date an Award is granted to an Eligible Director.

2.09        Eligible Director:  Any person who is a member of the Board of Directors of the Company who is not an employee of the Company or of any Subsidiary as defined in Section 2.14.

2.10        Fair Market Value:  As applied to a specific date, the average of the highest and lowest market prices of Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange issues on such date, or, if Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded.

2.11        Option:  Any option or options providing for the purchase of a stated number of whole, not fractional, shares of Common Stock, granted from time to time under the Plan, pursuant to Sections 6 and 7.

2.12        Option Agreement:  The written agreement between the Company and the Awardee for the grant of an Option pursuant to the Plan and signed by the Awardee upon acceptance.

2.13        Plan:  The Dow Chemical Company 1994 Non-Employee Directors’ Stock Plan as herein set forth, as the same may from time to time be amended.

2.14        Subsidiary:  Any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one or the other associations in such chain.

3.            Stock Subject to the Plan.

               Subject to adjustment as provided in Section 8 of this Plan, the total number of shares of Common Stock which may be awarded under the Plan, excluding those shares constituting the unexercised portion of any canceled, terminated or expired options, is 100,000 shares.  If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.  Any Common Stock issued hereunder shall consist only of treasury shares.

4.            Eligibility and Individual Election Not to Participate.

               On the Dates of Grant specified in Section 6.01, each Eligible Director shall receive an Award, subject to the Common Stock ownership requirements of Section 6.03, unless any such Eligible Director elects to reject such Award by written notice delivered to the Company within ten business days after receiving notice of the Award.  Eligible Directors who reject Awards under the Plan will not receive additional cash or non-cash compensation in lieu of Awards.

5.            Plan Administration.  The Plan shall be administered by the Company’s Board of Directors. which shall have authority to adopt such rules and regulations, and to make such determinations as are not inconsistent with the Plan and are necessary or desirable for its implementation and administration: provided, however, that the Board of Directors will have no authority, discretion or power to select the Eligible Directors or to determine the number of shares in any Award, the exercise price of any Option, when and under what circumstances any Option will be granted or the period within which any Option may be exercised.

6.            Non-Discretionary Grants of Options.

6.01        Dates of Grant.  Subject to the provisions of Sections 4 and 6.03, on the first business day in September in 1994, and every five years thereafter, Awards shall be granted to each Eligible Director who is serving on the Board of Directors on such Date of Grant.  No Awards will be made pursuant to the Plan after the year 2004.

6.02        Size of Grants.  Each Award shall grant Options for a specified quantity of Common Stock equal to the then current Annual Directors Fee divided by 30% of the Fair Market Value of Common Stock on August 15 of the year of the Date of Grant, rounded up to the nearest higher 50 shares. However, no Award shall grant Options for less than 1,000 shares of Common Stock nor more than 2,000 shares of Common Stock.

6.03        Common Stock Ownership Requirements for Award Eligibility.  Awards shall be made only to those Eligible Directors who, on the Date of Grant and for the lesser of (a) the period of one year preceding the Date of Grant or (b) the period of time since the first meeting of the Board of Directors attended by the Eligible Director, beneficially owned the requisite minimum number of shares of Common Stock indicated below.  Beneficial ownership shall be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 or any successor provisions.

Owned 1,500 shares of Common Stock to qualify for an Awardee’s first Award under the Plan.
Owned 2,000 shares of Common Stock to qualify for an Awardee’s second Award under the Plan.
Owned 2,500 shares of Common Stock to qualify for an Awardee’s third Award under the Plan.

               If such requisite minimum stock ownership level is not met by the Eligible Director, no Award will be made. Eligible Directors who do not satisfy such stock ownership eligibility requirements will not receive cash or non-cash compensation in lieu of Awards. Future Awards to an Awardee will be made on identical terms as the first Award, but the minimum requisite Common Stock ownership levels for eligibility will increase with each subsequent Award received, as specified in the table above.

7.            Terms of Awards.  The grant of Options shall be upon the following terms and conditions:

7.01        Option Agreement.  Each Award shall be evidenced by an Option Agreement. Such Option Agreement shall conform to the requirements of the Plan, and shall specify the Date of Grant and the Option Price.

7.02        Option Price.  The price at which Common Stock may be purchased upon the exercise of an Option shall be the Fair Market Value on the Date of Grant.

7.03        Terms of Options.  The term of each Option granted under the Plan shall be ten (10) years from the Date of Grant, subject to earlier termination in accordance with Sections 7.06 and 10.

7.04.       Incremental Vesting and Option Exercisability Schedule.  No Option shall be exercisable less than one year from the Date of Grant. For vesting purposes, each Award shall be divided into three portions, as equal in number of shares as possible and each such one-third portion of the Award shall vest respectively at each of the first three annual anniversaries of the Date of Grant.  On the first anniversary of the Date of Grant, one portion will vest and one-third of the Award Options shall thereupon be exercisable in whole or in part.  On the second and third anniversaries of the Date of Grant, each of the remaining two portions of the Award will, respectively, vest and such Options shall become exercisable in whole or in part.  The ten-year term for Options pursuant to Section 7.03 is applicable regardless of when an Option may vest and become exercisable.

7.05        Payment of Option Price.  The Option price of the shares of Common Stock for which an Option shall be exercised shall be paid in full at the time of the exercise in cash or by check, bank draft or money order payable to the order of the Company.  An Awardee shall have no rights of a stockholder with respect to any shares of Common Stock subject to an Option unless and until a stock certificate for such shares shall have been issued to him or her.

7.06        Termination of Membership on the Board of Directors.  Notwithstanding the provisions of Section 7.04, an Option whose term has not yet expired that is held by an Awardee shall become fully vested and immediately exercisable upon such Awardee’s death or retirement from the Board of Directors as provided for in the Outside Directors’ Pension Plan, or upon a Change of Control.  Any such Options must be exercised (a) within 5 years from such termination of Board membership or Change of Control or (b) within the original term of the Option, whichever time period is less, or such Options shall thereafter automatically terminate.  Options held by an Awardee whose membership on the Board of Directors terminates for other reasons not described above, unless subject to the provisions of Section 10, shall expire within 6 months from Board termination and are exercisable only to the extent they have vested, as provided in Section 7.04, prior to expiration.

8.            Adjustments upon Changes in Capitalization.

               In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or a sale by the Company of all or a substantial part of its assets, or any distribution to stockholders other than a normal cash dividend, the Board of Directors shall make appropriate adjustment in the number and kind of shares authorized by the Plan and outstanding Awards.  No fractional shares of Common Stock shall be issued pursuant to such adjustment, however, and the Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section shall be paid in cash to the Awardee.

9.            Effective Date, Termination and Amendment

               This Plan shall become effective upon its adoption by the Board of Directors or the Executive Committee of the Board of Directors, and shall continue in effect until all Options granted hereunder have expired or been exercised, unless terminated sooner pursuant to the Plan.  The Board of Directors may amend the Plan subject to the provisions of Section 5, provided however that the Plan shall not be amended more frequently than once every six months, unless such an amendment is required to comply with the Internal Revenue Code, the Employee Retirement Income Security Act or the rules promulgated thereunder.

10.          Forfeiture.

               All unexercised Options shall automatically terminate and be null and void as of the date an Eligible Director’s service on the Board of Directors terminates if the directorship is terminated on account of any act of (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Subsidiary.

11.          Non-Assignability.

               Awards may not be pledged, assigned or transferred for any reason during the Awardee’s lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited.

12.          Beneficiary upon Awardee’s Death.

               An Awardee’s Award shall be transferable at his or her death to the beneficiary designated by the Awardee on forms prescribed and filed with Company.  Upon the death of an Awardee, such beneficiary shall succeed to the rights of the Awardee.  If no such designation of a beneficiary has been made, the Awardee’s Award(s) shall succeed to his or her legal representative and shall be transferable by will or pursuant to the laws of descent and distribution.

13.          General Provisions.

13.01      Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any Awardee any right with respect to continuance as a Director.

13.02      If any day on or before which action under the Plan must be taken falls on a Saturday. Sunday or legal holiday, such action may be taken on the next succeeding day not a Saturday, Sunday or legal holiday.

13.03      The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable U.S. federal law.

13.04.     The Plan is expressly intended to comport with the formula plan provisions of Rule 16b-3(c)(2)(ii) (or any successor provision) as promulgated under the Securities Exchange Act of 1934, as amended, and any ambiguities in the Plan or Option Agreement shall be resolved so as to effectuate such intent.  However, this Section does not constitute an election to bring the Plan or any of the Company’s other stock plans under new Rule 16b-3 of the Securities Exchange Act of 1934.

13.05      Should shareholder approval of the Plan be required in the future for administration of the Plan in full compliance with any applicable regulations, any Awards will be deemed to be made contingent upon such shareholder approval.